Exhibit 99.1

SMTC Corporation www.smtc.com investorrelations@smtc.com	NEWS RELEASE Nasdaq: SMTX Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Thursday, March 10, 2005

SMTC Reports Fourth Quarter and Fiscal Year 2004 Results

Reports Positive Net Earnings and Cash Flow from Operations for the Year

TORONTO – March 10, 2005 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported net earnings for fiscal year 2004 of $1.3 million, or $0.12 per share, on revenue of $245 million and cash generated from operations of $5.1 million. This compares with a net loss of $40.0 million, or a loss of $6.93 per share, on revenue of $306 million and cash generated from operations of $5.5 million for fiscal year 2003.

“2004 was an important transitional year for SMTC as the Company executed on a comprehensive transformation plan resulting in significant changes in virtually all areas of the business,” stated John Caldwell, President and Chief Executive Officer. “On balance, 2004 was a successful year. Our overall financial results, while meeting our expectations, remain below satisfactory levels. We exited 2004 with lower debt levels, a more competitive cost structure and renewed senior management and sales organizations. We believe the fourth quarter of 2004 will prove to be the low point in quarterly revenue. We expect to produce sequential revenue growth by the second quarter of 2005 and continue with positive momentum through the back half of the year.”

In the fourth quarter of 2004, the Company reported a net loss of $2.5 million, or $0.17 per share, on revenue of $48.0 million, compared with a net loss of $2.6 million, or $0.45 per share, on revenue of $76.9 million for the fourth quarter of the previous year. The Company generated cash from operations of $6.2 million during the fourth quarter of 2004 resulting in a reduction in overall indebtedness of $5.8 million from $39.7 million at the end of the third quarter of 2004 to $33.9 at December 31, 2004. The Company has drawn $4.3 million against its $40 million revolving credit facility at the end of the fiscal year.

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(1)	Expressed in millions of U.S. dollars, except per share amounts and as otherwise stated

During the fourth quarter of 2004, the Company recorded net restructuring and other charges of $0.7 million (of which $0.6 million was recorded in cost of sales) compared with restructuring and other charges of $1.1 million (of which a recovery of $0.1 million was recorded in selling, general and administrative expenses) for the same period last year.

Jane Todd, Senior Vice President Finance and Chief Financial Officer added, “While our fourth quarter financial performance produced significant positive cash flow, our revenue and earnings were adversely affected by an unanticipated volume decline from a major customer that operates in a cyclical sector. This also resulted in a $1.0 million charge to adjust inventory values”.

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings

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with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenue	$48,018	$76,901	$244,596	$306,121

Cost of sales	46,508	71,104	221,563	279,497

Gross profit	1,510	5,797	23,033	26,624

Selling, general and administrative expenses	3,252	4,761	15,713	18,780
Amortization	—	1,121	2,330	4,062
Restructuring and other charges (recoveries)	126	1,115	(542)	1,002

Operating earnings (loss)	(1,868)	(1,200)	5,532	2,780

Interest	966	1,202	4,521	5,113

Earnings (loss) before income taxes and discontinued operations	(2,834)	(2,402)	1,011	(2,333)

Income tax expense (recovery)	(362)	172	506	35,011

Earnings (loss) from continuing operations	(2,472)	(2,574)	505	(37,344)

Earnings (loss) from discontinued operations	—	—	837	(2,422)

Net earnings (loss)	$(2,472)	$(2,574)	$1,342	$(39,766)

Net earnings (loss) per share:
Basic from continuing operations	$(0.17)	$(0.45)	$0.05	$(6.51)
Earnings (loss) from discontinued operations	$—	$—	$0.07	$(0.42)

Basic	$(0.17)	$(0.45)	$0.12	$(6.93)
Diluted	$(0.17)	$(0.45)	$0.12	$(6.93)

Weighted average number of shares outstanding:
Basic	14,641,345	5,737,956	10,943,763	5,737,956
Diluted	14,641,345	5,737,956	10,972,169	5,737,956

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	December 31, 2004	December 31, 2003
Cash	$—	$167
Accounts receivable	23,856	41,318
Inventories	33,025	31,463
Prepaid expenses	1,702	1,922

	58,583	74,870

Capital assets	29,269	30,805
Other assets	4,729	3,088
Deferred income taxes	135	—

	$92,716	$108,763

Accounts payable	$25,943	$40,565
Accrued liabilities	13,014	18,843
Income taxes payable	1,571	355
Current portion of long-term debt	3,800	70,077
Current portion of capital lease obligations	1,897	193

	46,225	130,033

Long-term debt	30,091	—
Capital lease obligations	1,542	35

Shareholders’ equity (deficiency)	14,858	(21,305)

	$92,716	$108,763

	$—

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